Exhibit 99.1

News Release

Mercury Systems Reports Third Quarter Fiscal 2013 Results

Third quarter operating results include:

Revenues of $54.1 million

Net income of $0.8 million

GAAP net earnings per diluted share of $0.03

Adjusted EBITDA of $5.2 million

Operating cash flow of $1.7 million

CHELMSFORD, Mass. — April 30, 2013 — Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), a best-of-breed provider of commercially developed, open sensor and Big Data processing systems for critical commercial, defense and intelligence applications, reported operating results for its third quarter of fiscal 2013 ended March 31, 2013.

Third Quarter Fiscal 2013 Results

Third quarter fiscal 2013 revenues were $54.1 million, an increase of $4.3 million, or 9%, compared to the second quarter of fiscal 2013, as revenues from defense customers increased $3.9 million and revenues from commercial customers increased $0.4 million. Fiscal 2013 third quarter revenues decreased $12.9 million from the third quarter of the prior fiscal year, as revenues from defense customers decreased by $14.7 million, while revenues from commercial customers increased by $1.8 million.

GAAP net income for the third quarter of fiscal 2013 was $0.8 million, or $0.03 per diluted share, compared to GAAP net loss of $4.8 million, or $0.16 per share in the preceding quarter and GAAP net income of $5.2 million, or $0.17 per diluted share, for the prior year’s third quarter. Third quarter fiscal 2013 GAAP net earnings per diluted share includes $0.05 of income tax benefits associated with the extension of the federal research and development tax credit. Additionally, third quarter fiscal 2013 GAAP net earnings per diluted share includes $0.05 associated with the amortization of acquired intangible assets compared to $0.05 in the second quarter of fiscal 2013 and $0.02 in the third quarter of fiscal 2012.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 2

Third quarter fiscal 2013 GAAP net income includes approximately $2.2 million in tax benefits, $2.1 million in depreciation expense, $2.4 million in amortization of acquired intangible assets, $1.9 million in stock-based compensation costs, $0.2 million in restructuring charges, and $0.1 million in fair value adjustments from purchase accounting. Third quarter fiscal 2013 adjusted EBITDA (net income before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $5.2 million, compared to $1.0 million for the preceding quarter and $12.0 million for the prior year’s third quarter.

Cash flows from operating activities were a net inflow of $1.7 million in the third quarter of fiscal 2013, compared to a net inflow of $1.6 million in the second quarter of fiscal 2013 and a net inflow of $12.4 million in the third quarter of fiscal 2012. Free cash flow, defined as cash flow from operating activities less capital expenditures, in the third quarter of fiscal 2013 was a net inflow of $1.2 million, compared to a net inflow of $0.8 million in the second quarter of fiscal 2013 and a net inflow of $9.6 million in the third quarter of fiscal 2012. Cash and cash equivalents as of March 31, 2013 were $35.1 million, an increase of $1.2 million from December 31, 2012, largely due to cash generated by operating activities.

Management Comments

“The Mercury team executed well in the third quarter, delivering results above the high end of our guidance and continuing to generate positive cash flow from operations,” said Mark Aslett, President and CEO, Mercury Systems. “Although conditions in the defense industry remained very challenging, the enactment in March of a fiscal 2013 defense appropriations bill was a positive step, and we made substantial progress on our two most important programs.”

“As a result, our core compute business performed well and delivered improved results on a sequential basis for the second consecutive quarter,” Aslett said. “We recognized our first low-rate initial production revenue from the Navy’s Surface Electronic Warfare Improvement Program (SEWIP) Block 2. In addition, this was another strong quarter of bookings for the Navy’s Aegis Ballistic Missile Defense System.”

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 3

“There was clearly greater stability in our business this quarter; although, challenges in the industry remain,” said Aslett. “Under sequestration, there is greater potential for the near-term reprogramming of funds from the DoD investment accounts, and longer term there also remains uncertainty about the federal government’s 2014 fiscal year. These dynamics continue to cloud our visibility regarding future deal timing and revenues. Consequently, we are continuing to manage revenue and expense levels conservatively with a focus on maximizing our cash.”

“We expect to make continued progress in our fiscal fourth quarter,” Aslett said. “We believe Mercury’s ongoing programs and platforms are closely aligned with the Defense Department’s new roles and missions and should continue to be well-funded. Finally, we have the potential in fiscal 2014, for a number of major new design wins and programs should our customers be selected. We believe these programs will be important to ultimately growing Mercury’s enterprise value for our shareholders.”

Backlog

Mercury’s total backlog at March 31, 2013 was $127.7 million, a $5.5 million sequential decrease from December 31, 2012, and a $22.5 million increase from March 31, 2012. Of the March 31, 2013 total backlog, $101.1 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at March 31, 2013 was $108.7 million, a $5.6 million sequential decrease from December 31, 2012, and a $9.2 million increase from March 31, 2012. Bookings for the third quarter of fiscal 2013 were $48.6 million, compared to $62.8 million for the second quarter of fiscal 2013 and $49.6 million for the third quarter of fiscal 2012. The total book-to-bill ratio was 0.9 for the third quarter of fiscal 2013, compared to 1.3 for the second quarter of fiscal 2013 and 0.7 for the third quarter of fiscal 2012.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 4

Revenues by Reporting Segment

Prior to the third quarter of fiscal 2013, Mercury’s reporting segments were Advanced Computing Solutions (ACS) and Mercury Federal Systems (MFS). Following recent acquisitions that expanded Mercury’s capabilities, coupled with the Company’s recent name change to Mercury Systems, the Company initiated a reorganization to logically group and reflect the way in which it manages its business. As a result, effective January 1, 2013, Mercury’s new reporting segments are Mercury Commercial Electronics (MCE) and Mercury Defense and Intelligence Systems (MDIS). All prior period results have been restated to reflect the change in reporting segments. A schedule providing selected historical unaudited quarterly financial information for the new reporting segments is included with this release.

Mercury Commercial Electronics (MCE) — Revenues for the third quarter of fiscal 2013 from MCE were $43.9 million, representing an increase of $3.5 million from the second quarter of fiscal 2013, as a result of an increase of $3.1 million in defense revenues and an increase of $0.4 million in commercial revenues. Fiscal 2013 third quarter MCE revenues decreased $10.0 million from the third quarter of fiscal 2012, as a result of a decrease of $11.8 million in defense revenues and an increase of $1.8 million in commercial revenues. Approximately 89% of MCE revenues for the second and third quarters of fiscal 2013 related to defense business, as compared to approximately 95% in the third quarter of fiscal 2012.

Mercury Defense and Intelligence Systems (MDIS) — Revenues for the third quarter of fiscal 2013 from MDIS were $13.0 million, representing a decrease of $1.1 million from the second quarter of fiscal 2013 and a decrease of $2.3 million from the third quarter of fiscal 2012.

The revenues by reporting segment do not include adjustments to eliminate $2.8 million of inter-company revenues included in those reporting segments in the third quarter of fiscal 2013.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of the risk factors that may impact our actual performance.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 5

For the fourth quarter of fiscal 2013, revenues are currently forecasted to be in the range of $48 million to $54 million. At this range, GAAP net loss per share is expected to be in the range of a net loss of $0.07 to $0.13 per share. Projected GAAP net loss per share includes $0.05 per share associated with forecasted amortization of acquired intangible assets.

Adjusted EBITDA for the fourth quarter of fiscal 2013 is expected to be in the range of $0.1 million to $3.0 million.

Recent Highlights

March – Mercury applauded BAE Systems Maritime Services on achieving a critical program milestone with the recent successful installation of its Advanced Radar Target Indication Situational Awareness and Navigation (ARTISAN) medium-range 3D naval surveillance radar on the HMS Iron Duke Type 23 frigate. Mercury’s application-ready subsystems (ARS) comprise the signal processing element of the ARTISAN system.

March – Mercury announced it received a $2.0 million follow-on order from a leading defense prime contractor for rugged high-performance digital signal processing modules for an airborne synthetic aperture radar (SAR) application.

February – Mercury announced it received $3.2 million in follow-on orders from a leading defense prime contractor for digital signal processing modules for an unmanned airborne SAR application.

February – Mercury congratulated Lockheed Martin on the successful performance of its Aegis Ballistic Missile Defense (BMD) system during the U.S. Missile Defense Agency’s Flight Test Standard Missile-20 exercise recently conducted near the Pacific Missile Range Facility, on Kauai, Hawaii. Mercury’s ARS are integrated as core technologies in the second-generation Aegis BMD system.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 6

February – Mercury announced that its Mercury Intelligence Systems business unit joined the Open Cloud Consortium. Mercury Intelligence Systems will collaborate with other members of the organization on a wide range of topics related to Big Data analytics.

February – Mercury announced that it had been awarded a 3-year indefinite delivery/indefinite quantity contract by the U.S. Naval Research Laboratory Tactical Electronic Warfare Division. Worth up to $16.7 million, the contract calls for Mercury to supply advanced mixed signal digital receivers for prototype electronic warfare applications on airborne and surface shipboard platforms.

January – Mercury announced an expansion to its product line with the industry’s first embedded processing module using the powerful Intel® 3rd generation Core™ i7 quad-core Ivy Bridge mobile-class processor and dual Mellanox® ConnectX®-3 host adapters for a total of four InfiniBand™ fabric connections. The new LDS6523 (low-density server) is an industry model for open architecture high-performance embedded computing solutions, offering unparalleled data plane bandwidth with four 40Gbps fabric ports.

Conference Call Information

Mercury will host a conference call and simultaneous webcast on Tuesday, April 30, 2013, at 5:00 p.m. EDT to discuss the third quarter fiscal year 2013 financial results and review its financial and business outlook going forward.

To listen to the conference call, dial (877) 303-6977 in the U.S.A. and Canada, and (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the ‘Events and Presentations’ page of Mercury’s website at www.mrcy.com/investor.

A replay of the webcast will be available two hours after the call and archived on the same web page for 6 months.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Third Quarter Fiscal 2013 Results, Page 7

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems – Innovation That Matters™

Mercury Systems (NASDAQ:MRCY) is a best-of-breed provider of commercially developed, open sensor and Big Data processing systems, software and services for critical commercial, defense and intelligence applications. We deliver innovative solutions, rapid time-to-value and world-class service and support to our prime contractor customers. Mercury Systems has worked on over 300 programs, including Aegis, Patriot, SEWIP, Gorgon Stare and Predator/Reaper. We are based in Chelmsford, Massachusetts. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2013 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Kevin Bisson, CFO

Mercury Systems, Inc.

978-967-1990

Mercury Systems, Inc., Innovation That Matters, Air Flow-By, and Application-Ready Subsystems are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

MERCURY SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$35,145	$115,964
Accounts receivable, net	29,470	38,532
Unbilled receivables and costs in excess of billings	17,997	10,918
Inventory	38,744	25,845
Deferred income taxes	13,016	7,653
Prepaid income taxes	3,014	2,585
Prepaid expenses and other current assets	4,919	6,206

Total current assets	142,305	207,703
Restricted cash	546	3,281
Property and equipment, net	16,631	15,929
Goodwill	178,398	132,621
Intangible assets, net	37,209	25,083
Other non-current assets	1,305	989

Total assets	$376,394	$385,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,997	$9,002
Accrued expenses	7,779	9,895
Accrued compensation	9,943	13,190
Deferred revenues and customer advances	4,898	4,855

Total current liabilities	28,617	36,942
Deferred gain on sale-leaseback	3,531	4,399
Deferred income taxes	12,011	7,197
Income taxes payable	2,597	2,597
Other non-current liabilities	1,216	1,367

Total liabilities	47,972	52,502
Shareholders’ equity:
Common stock	303	297
Additional paid-in capital	229,550	222,769
Retained earnings	97,536	108,732
Accumulated other comprehensive income	1,033	1,306

Total shareholders’ equity	328,422	333,104

Total liabilities and shareholders’ equity	$376,394	$385,606

MERCURY SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net revenues	$54,123	$66,989	$153,355	$184,070
Cost of revenues (1)	31,549	31,926	92,819	78,178

Gross margin	22,574	35,063	60,536	105,892
Operating expenses:
Selling, general and administrative (1)	13,918	15,217	43,025	43,281
Research and development (1)	7,503	11,452	25,130	35,041
Amortization of intangible assets	2,356	1,143	6,374	2,651
Restructuring and other charges	228	—	5,429	—
Acquisition costs and other related expenses	32	145	304	763

Total operating expenses	24,037	27,957	80,262	81,736

(Loss) income from operations	(1,463)	7,106	(19,726)	24,156
Interest income	2	3	6	12
Interest expense	(7)	(8)	(30)	(26)
Other income, net	24	524	479	1,323

(Loss) income from operations before income taxes	(1,444)	7,625	(19,271)	25,465
Tax (benefit) provision	(2,232)	2,380	(8,075)	8,522

Net income (loss)	$788	$5,245	$(11,196)	$16,943

Basic net earnings (loss) per share:	$0.03	$0.18	$(0.37)	$0.58

Diluted net earnings (loss) per share:	$0.03	$0.17	$(0.37)	$0.56

Weighted-average shares outstanding:
Basic	30,235	29,562	30,075	29,432

Diluted	30,410	30,168	30,075	30,057

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$105	$83	$335	$241
Selling, general and administrative	$1,486	$1,013	$5,095	$4,261
Research and development	$310	$246	$826	$692

MERCURY SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$788	$5,245	$(11,196)	$16,943
Depreciation and amortization	4,424	3,113	12,844	8,381
Other non-cash items, net	1,123	3,081	(692)	5,447
Changes in operating assets and liabilities, net of effect of business acquired	(4,638)	1,004	(7,649)	(3,084)

Net cash provided by (used in) operating activities	1,697	12,443	(6,693)	27,687

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	(67,721)	(70,370)
Purchases of property and equipment	(533)	(2,867)	(2,259)	(6,438)
Decrease (increase) in other investing activities	112	(30)	(265)	(331)

Net cash used in investing activities	(421)	(2,897)	(70,245)	(77,139)

Cash flows from financing activities:
Proceeds from employee stock plans	73	246	743	1,031
Payments of deferred financing and offering costs	3	—	(771)	(30)
Payment of acquired debt	—	—	(6,575)	—
Payments of capital lease obligations	(97)	(35)	(365)	(137)
Decrease in restricted cash	—	—	3,000	—
Excess tax benefits from stock-based compensation	9	75	18	487

Net cash (used in) provided by financing activities	(12)	286	(3,950)	1,351

Effect of exchange rate changes on cash and cash equivalents	(19)	58	69	71

Net increase (decrease) in cash and cash equivalents	1,245	9,890	(80,819)	(48,030)
Cash and cash equivalents at beginning of period	33,900	104,955	115,964	162,875

Cash and cash equivalents at end of period	$35,145	$114,845	$35,145	$114,845

MERCURY SYSTEMS, INC.

UNAUDITED QUARTERLY SEGMENT INFORMATION

(In thousands)

Following a series of acquisitions that expanded the Company’s capabilities, the Company initiated a reorganization to logically group its product and service offerings and better reflect the way in which it currently manages its business. As a result, effective January 1, 2013, the Company’s new reporting segments are Mercury Commercial Electronics (MCE) and Mercury Defense and Intelligence Systems (MDIS).

For ease of reference, the Company has furnished the following historical quarterly financial information presented in the context of the new reporting segments:

Net Revenues	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
MCE	$43,955	$40,490	$36,804	$48,884	$54,185	$66,058	$47,330
MDIS	13,006	14,068	15,836	15,965	15,265	5,191	4,171
Eliminations	(2,838)	(4,754)	(3,212)	(3,990)	(2,461)	(3,290)	(2,379)

Total net revenues	$54,123	$49,804	$49,428	$60,859	$66,989	$67,959	$49,122

Adjusted EBITDA	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
MCE	$3,320	$(323)	$(2,208)	$5,866	$8,499	$18,047	$8,105
MDIS	1,885	1,972	3,223	3,417	3,118	1,115	558
Eliminations	37	(651)	624	18	390	(325)	66

Total adjusted EBITDA	$5,242	$998	$1,639	$9,301	$12,007	$18,837	$8,729

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income (loss)	$788	$5,245	$(11,196)	$16,943
Interest expense, net	5	5	24	14
Tax (benefit) provision	(2,232)	2,380	(8,075)	8,522
Depreciation	2,068	1,970	6,470	5,730
Amortization of acquired intangible assets	2,356	1,143	6,374	2,651
Restructuring	228	—	5,429	—
Acquisition costs and other related expenses	32	145	304	763
Fair value adjustments from purchase accounting	96	(223)	2,293	(245)
Stock-based compensation expense	1,901	1,342	6,256	5,194

Adjusted EBITDA	$5,242	$12,007	$7,879	$39,572

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Cash flows from operations	$1,697	$12,443	$(6,693)	$27,687
Capital expenditures	(533)	(2,867)	(2,259)	(6,438)

Free cash flow	$1,164	$9,576	$(8,952)	$21,249

MERCURY SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending June 30, 2013

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation — Loss per share	$(0.13)	$(0.07)

GAAP expectation — Net loss	$(4,001)	$(2,196)
Adjust for:
Interest expense, net	10	10
Income taxes	(2,149)	(1,064)
Depreciation	2,057	2,057
Amortization of acquired intangible assets	2,344	2,344
Acquisition costs and other related expenses	30	30
Fair value adjustments from purchase accounting	—	—
Stock-based compensation expense	1,775	1,775

Adjusted EBITDA expectation	$66	$2,956